Exhibit 10.1

loan AGREEMENT

This Agreement dated as of March 31, 2022, is between Bank of America, N.A. (the "Bank") and Thorne HealthTech, Inc., a Delaware corporation (the "Borrower").

1.
definitions

In addition to the terms which are defined elsewhere in this Agreement, the following terms have the meanings indicated for the purposes of this Agreement:

1.1 “Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

1.2 “Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

1.3 "Credit Limit" means the amount of Fifteen Million Dollars ($15,000,000.00).

1.4 “Guarantor” means any person, if any, providing a guaranty with respect to the obligations hereunder.

1.5 “Obligor” means any Borrower, Guarantor and/or Pledgor, or if the Borrower is comprised of the trustees of a trust, any trustor.

1.6 “Pledgor” means any person, if any, providing a pledge of collateral with respect to the obligations hereunder.

1.7 “Related Party” means each of the Borrower and its subsidiaries.

2.
facility no. 1: line of credit amount and terms
2.1
Line of Credit Amount.

(a) During the availability period described below, the Bank will provide a line of credit to the Borrower (the “Line of Credit”). The amount of the Line of Credit (the "Facility No. 1 Commitment") is Fifteen Million Dollars ($15,000,000.00).

(b) This is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c) The Borrower agrees not to permit the principal balance outstanding to exceed the Facility No. 1 Commitment. If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank's demand.

2.2
Availability Period.

The Line of Credit is available between the date of this Agreement and March 31, 2027, or such earlier date as the availability may terminate as provided in this Agreement (the "Facility No. 1 Expiration Date").

The availability period for this Line of Credit will be considered renewed if and only if the Bank has sent to the Borrower a written notice of renewal for the Line of Credit (the “Renewal Notice”). If this Line of Credit is renewed, it will continue to be subject to all the terms and conditions set forth in this Agreement except as modified by the Renewal Notice. If this Line of Credit is renewed, the term “Expiration Date” shall mean the date set forth in the Renewal Notice as the Expiration Date. The same process for renewal will apply to any subsequent renewal of this Line of Credit.

2.3
Repayment Terms.

(a) The Borrower will pay interest on April 30, 2022, and then on the same day of each month thereafter until payment in full of all principal outstanding under this facility. The amount of each interest payment shall be the amount of accrued interest on the Line of Credit as of the interest payment date or such earlier accrual date as indicated on the billing statement for such interest payment.

(b) The Borrower will repay in full all principal, interest or other charges outstanding under this Agreement no later than the Expiration Date.

(c) The Borrower may prepay the Line of Credit in full or in part at any time. The prepayment will be applied to the most remote payment of principal due under this Agreement.

2.4
Interest Rate.

(a) The interest rate is a rate per year equal to the sum of the BSBY Rate (Adjusted Periodically) plus 1.50 percentage point(s).

(b) The interest rate will be adjusted on the first day of each month (the “Adjustment Date”) and remain fixed until the next Adjustment Date. If the Adjustment Date in any particular month would otherwise fall on a day that is not a banking day then, at the Bank’s option, the Adjustment Date for that particular month will be the first banking day immediately following thereafter.

(c) The BSBY Rate (Adjusted Periodically) is a rate of interest equal to the rate per annum equal to the BSBY Screen Rate as determined for each Adjustment Date two (2) Business Days prior to the Adjustment Date (for delivery on the first day of such interest period) with a term of one month; provided that if such rate is not published on such determination date then the rate will be the BSBY Screen Rate on the first Business Day immediately prior thereto. “BSBY Screen Rate” means the Bloomberg Short-Term Bank Yield Index rate (“BSBY”) administered by Bloomberg Index Services Limited and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Bank from time to time). If the BSBY Rate (Adjusted Periodically) is not available at such time for any reason or the Bank makes the determination to incorporate or adopt a new interest rate to replace the BSBY Rate (Adjusted Periodically) in credit agreements, then the Bank may replace the BSBY Rate (Adjusted Periodically) with an alternate interest rate and adjustment, if applicable, as reasonably selected by the Bank, giving due consideration to any evolving or then existing conventions for such interest rate and adjustment (any such successor interest rate, as adjusted, the “Successor Rate”). In connection with the implementation of the Successor Rate, the Bank will have the right, from time to time, in good faith to make any conforming, technical, administrative or operational changes to this Agreement as may be appropriate to reflect the adoption and administration thereof and, notwithstanding anything to the contrary herein or in any other loan document, any amendments to this Agreement implementing such conforming changes will become effective upon notice to the Borrower without any further action or consent of the other parties hereto. A “Business Day” is a day other than a Saturday or a Sunday on which banks are open for business in the State of New York. If at any time the BSBY Rate (Adjusted Periodically) or any Successor Rate is less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

2.5
Letters of Credit.

(a) As a subfacility under the Line of Credit, during the availability period, the Bank agrees from time to time to issue or cause an affiliate to issue commercial and standby letters of credit for the account of the Borrower (each a "Letter of Credit," and collectively "Letters of Credit"); provided however, that the aggregate drawn and undrawn amount of all outstanding Letters of Credit shall not at any time exceed Six Million Dollars ($6,000,000.00). The form and substance of each Letter of Credit shall be subject to approval by the Bank, in its sole discretion. Each Letter of Credit shall be issued for a term, as designated by the Borrower, not to exceed three hundred sixty-five (365) days; provided however, that no Letter of Credit shall have an expiration date more than three hundred sixty-five (365) days beyond the Facility No. 1 Expiration Date. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and such amount shall not be available for borrowings. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by the Bank in connection with the issuance of Letters of Credit. At the option of the Bank, any drawing paid under a Letter of Credit may be deemed an advance under the Line of Credit and shall be repaid by the Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then the Borrower shall immediately pay to the Bank the full amount drawn, together with interest from the date such drawing is paid to the date such amount is fully repaid by the Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event the Borrower agrees that the Bank, in its sole discretion, may debit any account maintained by the Borrower with the Bank for the amount of any such drawing. The Borrower agrees to deposit in a cash collateral account with the Bank an amount equal to the aggregate outstanding undrawn face amount of all letters of credit which remain outstanding on the Facility No. 1 Expiration Date. The Borrower grants a security interest in such cash collateral account to the Bank. Amounts held in such cash collateral account shall be applied by the Bank to the payment of drafts drawn under such letters of credit and to the obligations and liabilities of the Borrower to the Bank, in such order of application as the Bank may in its sole discretion elect.

3.
collateral
3.1
Personal Property.

The personal property listed below now owned or owned in the future by the parties listed below will secure the Borrower’s obligations to the Bank under this Agreement or, if the collateral is owned by a Guarantor, will secure the guaranty, if so indicated in the security agreement. The collateral is further defined in security agreement(s) executed by the owners of the collateral.

(a) Equipment and fixtures owned by Borrower.

(b) Inventory owned by Borrower.

(c) Receivables owned by Borrower.

(d) Patents, trademarks and other general intangibles owned by Borrower.

4.
loan administration and fees
4.1
Fees.

The Borrower will pay to the Bank the fees set forth on Schedule A.

4.2
Collection of Payments; Payments Generally.

(a) Regularly scheduled interest and principal payments will be made by debit to a deposit account, if direct debit is provided for in this Agreement or is otherwise authorized by the Borrower. For regularly scheduled interest and principal payments not made by direct debit and for all other payments, such payments will be made by such other method as may be permitted by the Bank.

(b) Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank which will, absent manifest error, be conclusively presumed to be correct and accurate and constitute an account stated between the Borrower and the Bank.

(c) All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.

4.3
Borrower’s Instructions.

Subject to the terms, conditions and procedures stated elsewhere in this Agreement, the Bank may honor instructions for advances or repayments and any other instructions under this Agreement given by the Borrower (if an individual), or by any one of the individuals the Bank reasonably believes is authorized to sign loan agreements on behalf of the Borrower, or any other individual(s) designated by any one of such authorized signers (each an “Authorized Individual”). The Bank may honor any such instructions made by any one of the Authorized Individuals, whether such instructions are given in writing or by telephone, telefax or Internet and intranet websites designated by the Bank with respect to separate products or services offered by the Bank.

4.4
Direct Debit.

The Borrower agrees that on the due date of any amount due under this Agreement, the Bank will debit the amount due from deposit account number ______________ owned by Borrower, or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower (the "Designated Account"). Should there be insufficient funds in the Designated Account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by the Borrower.

4.5
Banking Days.

Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank's lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due or which are received on a day which is not a banking day will be due or applied, as applicable, on the next banking day.

4.6
Interest Calculation.

Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid. To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

4.7
Default Rate.

Upon the occurrence of any default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any unpaid interest, fees, or costs, will at the option of the Bank bear interest at a rate which is [6.0] percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any default.

4.8
Overdrafts.

At the Bank's sole option in each instance, the Bank may do one of the following:

(a) The Bank may make advances under this Agreement to prevent or cover an overdraft on any account of the Borrower with the Bank. Each such advance will accrue interest from the date of the advance or the date on which the account is overdrawn, whichever occurs first, at the interest rate described in this Agreement. The Bank may make such advances even if the advances may cause any credit limit under this Agreement to be exceeded.

(b) The Bank may reduce the amount of credit otherwise available under this Agreement by the amount of any overdraft on any account of the Borrower with the Bank.

This paragraph shall not be deemed to authorize the Borrower to create overdrafts on any of the Borrower's accounts with the Bank.

4.9
Payments in Kind.

If the Bank requires delivery in kind of the proceeds of collection of the Borrower's accounts receivable, such proceeds shall be credited to interest, principal, and other sums owed to the Bank under this Agreement in the order and proportion determined by the Bank in its sole discretion. All such credits will be conditioned upon collection and any returned items may, at the Bank's option, be charged to the Borrower.

5.
conditions

Before the Bank is required to extend any credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below.

5.1
Authorizations.

If the Borrower or any other Obligor is anything other than a natural person, evidence that the execution, delivery and performance by the Borrower and/or such Obligor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

5.2
Governing Documents.

If required by the Bank, a copy of the Borrower's organizational documents.

5.3
KYC Information.

(a)
Upon the request of the Bank, the Borrower shall have provided to the Bank, and the Bank shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act.

(b)
If the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall have provided a Beneficial Ownership Certification to the Bank if so requested.
5.4
Guaranties.

Guaranty signed by Thorne Research, Inc.

5.5
Security Agreements.

Signed original security agreements covering the personal property collateral which the Bank requires.

5.6
Perfection and Evidence of Priority.

Evidence that the security interests and liens in favor of the Bank are valid, enforceable, properly perfected in a manner acceptable to the Bank and prior to all others' rights and interests, except those the Bank consents to in writing.

5.7
Landlord Agreement.

For any personal property collateral located on real property which is subject to a mortgage or deed of trust or which is not owned by the Borrower (or the grantor of the security interest), an agreement from the owner of the real property and the holder of any such mortgage or deed of trust to be delivered to Bank within sixty (60) days of closing.

5.8
Payment of Fees.

Payment of all fees, expenses and other amounts due and owing to the Bank. If any fee is not paid in cash, the Bank may, in its discretion, treat the fee as a principal advance under this Agreement or deduct the fee from the loan proceeds.

5.9
Repayment of Other Credit Agreement.

Evidence that the existing $20,000,000 revolving line of credit with Sumitomo Bank has been or will be repaid and cancelled on or before the first disbursement under this Agreement.

5.10
Good Standing.

Certificates of good standing for the Borrower from its state of formation and from any other state in which the Borrower is required to qualify to conduct its business.

5.11
Legal Opinion.

A written opinion from the Borrower's legal counsel, covering such matters as the Bank may require. The legal counsel and the terms of the opinion must be acceptable to the Bank.

5.12
Insurance.

Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

6.
representations and warranties

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

6.1
Formation.

If the Borrower is anything other than a natural person, it is duly formed and existing under the laws of the state or other jurisdiction where organized.

6.2
Authorization.

This Agreement, and any instrument or agreement required under this Agreement, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

6.3
Beneficial Ownership Certification.

The information included in the Beneficial Ownership Certification most recently provided to the Bank, if applicable, is true and correct in all respects.

6.4
Good Standing.

In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name (e.g. trade name or d/b/a) statutes.

6.5
Government Sanctions.

(a) The Borrower represents that no Obligor, nor any affiliated entities of any Obligor, including in the case of any Obligor that is not a natural person, subsidiaries nor, to the knowledge of the Borrower, any owner, trustee, director, officer, employee, agent, affiliate or representative of the Borrower or any other Obligor is an individual or entity (“Person”) currently the subject of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Borrower or any other Obligor located, organized or resident in a country or territory that is the subject of Sanctions.

(b) The Borrower represents and covenants that it will not, directly or indirectly, use the proceeds of the credit provided under this Agreement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

6.6
Financial Information.

All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower's (and any other Obligor's) financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower (or any other Obligor). If the Borrower is comprised of the trustees of a trust, the above representations shall also pertain to the trustor(s) of the trust.

6.7
Lawsuits.

There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower or any other Obligor which, if lost, would impair the Borrower's or such Obligor’s financial condition or ability to repay its obligations as contemplated by this Agreement or any other agreement contemplated hereby, except as have been disclosed in writing to the Bank prior to the date of this Agreement.

6.8
Other Obligations.

The Borrower and each Related Party is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank prior to the date of this Agreement.

6.9
Tax Matters.

The Borrower has no knowledge of any pending assessments or adjustments of income tax for itself or for any Related Party for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank prior to the date of this Agreement.

6.10
Collateral.

All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except those which have been approved by the Bank in writing.

6.11
No Event of Default.

There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

6.12
Location of Pledgor.

The place of business of Borrower (or, if this Pledgor has more than one place of business, its chief executive office) is located as follows: 152 West 57th Street New York, NY 10019.

6.13
ERISA Plans.

(a) Each Plan (other than a multiemployer plan) is in compliance in all material respects with ERISA, the Code and other federal or state law, including all applicable minimum funding standards and there have been no prohibited transactions with respect to any Plan (other than a multiemployer plan), which has resulted or could reasonably be expected to result in a material adverse effect.

(b) With respect to any Plan subject to Title IV of ERISA:

(i) No reportable event has occurred under Section 4043(c) of ERISA which requires notice.

(ii) No action by the Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 or 4042 of ERISA.

(c) The following terms have the meanings indicated for purposes of this Agreement:

(i) "Code" means the Internal Revenue Code of 1986, as amended.

(ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

(iii) "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code.

(iv) "Plan" means a plan within the meaning of Section 3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

6.14
No Plan Assets.

The Borrower represents that, as of the date hereof and throughout the term of this Agreement, no Borrower or Guarantor, if any, is (1) an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (2) a plan or account subject to Section 4975 of the Internal Revenue Code of 1986 (the “Code”); (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (4) a “governmental plan” within the meaning of ERISA.

6.15
Enforceable Agreement.

This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required under this Agreement, when executed and delivered, will be similarly legal, valid, binding and enforceable.

6.16
No Conflicts.

This Agreement does not conflict with any law, agreement, or obligation by which the Borrower or any other Obligor is bound.

6.17
Permits, Franchises.

Each Related Party possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

6.18
Insurance.

The Borrower and each Related Party has obtained, and maintained in effect, the insurance coverage required in the "Covenants" section of this Agreement.

6.19
Merchantable Inventory; Compliance with FSLA.

All inventory is of good and merchantable quality and free from defects, and has been produced in compliance with the requirements of the U.S. Fair Labor Standards Act (29 U.S.C. §§201 et seq.).

7.
covenants

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full, the Borrower shall, and shall cause each Related Party:

7.1
Use of Proceeds.

To use the proceeds of the credit extended under this Agreement only for business purposes.

7.2
Financial Information.

To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time. The Bank reserves the right, upon written notice to the Borrower, to require the Borrower to deliver financial information and statements to the Bank more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable financial covenants in this Agreement.

(a) Copies of the Form 10-K Annual Report and Form 10-Q Quarterly Report for Borrower within 90 days after the date of filing with the Securities and Exchange Commission for the Form 10-K Annual Report and 45 days after the date of filing for the Form 10-Q Quarterly Report.

(b) Within 90 days of the end of each fiscal year, a compliance certificate of the Borrower, signed by an authorized financial officer and setting forth whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement applicable to the party submitting the information and, if any such default exists, specifying the nature thereof and the action the party is taking and proposes to take with respect thereto.

(c) Within 45 days of the end of each quarter (excluding the last period in each fiscal year), a compliance certificate of the Borrower, signed by an authorized financial officer and setting forth whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement applicable to the party submitting the information and, if any such default exists, specifying the nature thereof and the action the party is taking and proposes to take with respect thereto.

(d) The budget of the Borrower, in form and content acceptable to the Bank, within 90 days after the end of each fiscal year.

7.3
Consolidated Total Leverage to EBITDA Ratio.

To maintain on a consolidated basis a ratio of Funded Debt to EBITDA not exceeding 2.5:1.0.

“Funded Debt” means all outstanding liabilities for borrowed money (including any outstanding Letters of Credit) and other interest-bearing liabilities for Borrower and its subsidiaries, on a consolidated basis, including current and long term debt, less the non-current portion of Subordinated Liabilities; provided that for the avoidance of doubt, “Funded Debt” shall not include operating lease liabilities.

“EBITDA" means, for any period, for the Borrower and its subsidiaries, consolidated net income, less income or plus loss from discontinued operations (including unusual and infrequent items, agreed to at the sole discretion of the Bank), plus income taxes, plus interest expense, plus depreciation, depletion, and amortization, plus other non-cash charge, less non-cash gains / income. This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements each fiscal year, using the results of the twelve-month period ending with that reporting period.

“Subordinated Liabilities” means liabilities subordinated to the Borrower’s obligations to the Bank in a manner acceptable to the Bank in its sole discretion.

7.4
Consolidated Fixed Charge Coverage Ratio.

To maintain on a consolidated basis a Consolidated Fixed Charge Coverage Ratio of at least 1.25:1.0.

"Consolidated Fixed Charge Coverage Ratio" means the ratio of (a) Consolidated Adjusted EBITDA, to (b) the sum of, for the Borrower and its subsidiaries on a consolidated basis, Federal, state, and local taxes paid for such period interest expense, lease expense, rent expense, the current portion of long term debt and the current portion of finance lease obligations, plus Restricted Payments made during such period.

"Consolidated Adjusted EBITDA" means, for any period, for the Borrower and its subsidiaries on a consolidated basis, an amount equal to the sum (without duplication) of (a) EBITDA, less (b) the amount of unfinanced capital expenditures for such period, plus (c) rental expense for such period.

“Restricted Payments” means any divided or other distribution (whether in cash, securities or other property) with respect to any equity interest in Borrower or any other Related Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interests in Borrower (including, without limitation, any equity interests of an employee of Borrower) or any option, warrant or other right to acquire any such equity interests in Borrower.

This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period. The current portion of long-term liabilities will be measured as of the last day of the calculation period.

7.5
Bank as Principal Depository.

To maintain the Bank or one of its affiliates as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

7.6
Other Debts.

Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank or to any affiliate of the Bank), or become liable for the liabilities of others, without the Bank's written consent. This does not prohibit:

(a) Acquiring goods, supplies, or merchandise on normal trade credit.

(b) Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank.

7.7
Other Liens.

Not to create, assume, or allow any security interest or lien (including judicial liens) on property each Related Party now or later owns without the Bank's written consent. This does not prohibit:

(a) Liens and security interests in favor of the Bank or any affiliate of the Bank.

(b) Liens for taxes not yet due.

(c) Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

7.8
Maintenance of Assets.

(a) Not to sell, assign, lease, transfer or otherwise dispose of any part of any Related Party’s business or any Related Party’s assets except inventory sold in the ordinary course of such Related Party’s business.

(b) Not to sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

(c) Not to enter into any sale and leaseback agreement covering any of its fixed assets.

(d) To maintain and preserve all rights, privileges, and franchises any Related Party now has.

(e) To make any repairs, renewals, or replacements to keep each Related Party’s properties in good working condition.

(f) To execute and deliver such documents as the Bank deems necessary to create, perfect and continue the security interests contemplated by this Agreement.

7.9
Investments.

To (i) only make any new investments in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity that are not, or do not become, a borrower or guarantor hereunder, or (ii) only enter into any consolidation, merger or other combination or become a partner in a partnership, a member of a joint venture, or member of a limited liability company, provided that such that sums collectively expended under (i) or (ii) above do not exceed $20,000,000 in the aggregate. In addition, the following investments are permissible and shall not be subject to the foregoing $20,000,000 limitation:

(a) Existing investments disclosed to the Bank in writing prior to the date of this Agreement.

(b) Investments in any of the following:

(i) certificates of deposit;

(ii) U.S. treasury bills and other obligations of the federal government;

(iii) readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission).

7.10
Loans.

Not to make any loans, advances or other extensions of credit to any individual or entity, except for:

(a) Existing extensions of credit disclosed to the Bank in writing prior to the date of this Agreement.

(b) Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

7.11
Change of Management.

Not to make any substantial change in the present executive or management personnel of the Borrower.

7.12
Change of Ownership.

Not to cause, permit, or suffer any change in capital ownership such that there is a material change, as determined by the Bank in its sole discretion in the direct or indirect capital ownership of the Borrower.

7.13
Additional Negative Covenants.

Except for Permitted Acquisitions (as defined below), not to, without the Bank's written consent:

(a) Engage in any business activities substantially different from the Borrower's present business.

(b) Liquidate or dissolve any Obligor’s business.

(c) With respect to any Obligor which is a business entity, adopt a plan of division or divide itself into two or more business entities (pursuant to a “plan of division” under Section 18-217 of the Delaware Limited Liability Company Act or a similar arrangement under any other applicable state statute).

(f) Voluntarily suspend its business.

A “Permitted Acquisition” shall mean:

(a)
The board of directors or comparable governing body of the entity to be (or whose assets are to be) acquired has approved such transaction.
(b)
The line or lines of business of the entity to be acquired are substantially the same as or reasonably related to one or more line or lines of business conducted by the Borrower.
(c)
The Borrower shall have delivered to the Bank all documents required to be delivered pursuant to, and in accordance with, paragraphs (e) and (f) below.
(d)
No default or event of default shall have occurred either immediately prior to or immediately after giving effect to such acquisition and any indebtedness incurred in connection therewith.
(e)
The entity being acquired shall become a Related Party, or shall be merged into one of the Related Parties immediately upon consummation of said acquisition (or if assets are being acquired, the acquirer shall be, or become, as the case may be, a Borrower).
(f)
prior to any single Permitted Acquisition (or series of related Permitted Acquisitions) for which the aggregate Permitted Acquisition consideration is greater than $10,000,000.00, or any Permitted Acquisition, if the Permitted Acquisition consideration for any such Permitted Acquisition, together with the aggregate Permitted Acquisition consideration for all Permitted Acquisitions consummated during the twelve (12) month period immediately preceding such Permitted Acquisition is greater than $30,000,000, Borrower shall have furnished to the Bank, at least five (5) business days prior to such Permitted Acquisition, (i) written notice of such Permitted Acquisition and the Borrower’s historical financial statements prepared on a pro forma basis as of the most recent fiscal quarter-end and a certificate in a form acceptable to the Bank prepared on a historical pro forma basis as of the most recent fiscal quarter-end, which certificate shall demonstrate (A) that no default or event of default would exist immediately after giving effect thereto, and (B) the Borrower’s Consolidated Total Leverage to EBITDA Ratio on a pro forma basis is at least 0.25 less than the maximum ratio permitted at such time and (ii) Bank shall have received diligence information about the Permitted Acquisition, which shall be in form and substance reasonably satisfactory to the Bank.
7.14
Notices to Bank.

To promptly notify the Bank in writing of:

(a) Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(b) Any change in any Obligor’s name, legal structure, principal residence, or name on any driver’s license or special identification card issued by any state (for an individual), state of registration (for a registered entity), place of business, or chief executive office if the Obligor has more than one place of business.

7.15
Insurance.

(a) General Business Insurance. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Obligor’s properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for such Obligor’s business. Each policy shall include a cancellation clause in favor of the Bank.

(b) Insurance Covering Collateral. To maintain all risk property damage insurance policies (including without limitation windstorm coverage, flood coverage, and hurricane coverage as applicable) covering the tangible property comprising the collateral. Each insurance policy must be for the full replacement cost of the collateral and include a replacement cost endorsement. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

(c) Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

7.16
Compliance with Laws.

To comply with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to cause a material adverse change in any Obligor's business condition (financial or otherwise), operations or properties, or ability to repay the credit, or, in the case of the Controlled Substances Act, result in the forfeiture of any material property of any Obligor.

7.17
Books and Records.

To maintain adequate books and records, including complete and accurate records regarding all Collateral.

7.18
Audits.

To allow the Bank and its agents to inspect the Borrower's properties and examine, audit, and make copies of books and records at any time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

7.19
Perfection of Liens.

To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

7.20
Cooperation.

To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

7.21
Patriot Act; Beneficial Ownership Regulation.

Promptly following any request therefor, to provide information and documentation reasonably requested by the Bank for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

8.
hazardous substances
8.1
Indemnity Regarding Hazardous Substances.

The Borrower will indemnify and hold harmless the Bank from any loss or liability the Bank incurs in connection with or as a result of this Agreement, which directly or indirectly arises out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower's property or operations or property leased to the Borrower. The indemnity includes but is not limited to attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns.

8.2
Compliance Regarding Hazardous Substances.

The Borrower represents and warrants that the Borrower has complied with all current and future laws, regulations and ordinances or other requirements of any governmental authority relating to or imposing liability or standards of conduct concerning protection of health or the environment or hazardous substances.

8.3
Notices Regarding Hazardous Substances.

Until full repayment of the loan, the Borrower will promptly notify the Bank in writing of any threatened or pending investigation of the Borrower or its operations by any governmental agency under any current or future law, regulation or ordinance pertaining to any hazardous substance.

8.4
Site Visits, Observations and Testing.

The Bank and its agents and representatives will have the right at any reasonable time, after giving reasonable notice to the Borrower, to enter and visit any locations where the collateral securing this Agreement (the “Collateral”) is located for the purposes of observing the Collateral, taking and removing environmental samples, and conducting tests. The Borrower shall reimburse the Bank on demand for the costs of any such environmental investigation and testing. The Bank will make reasonable efforts during any site visit, observation or testing conducted pursuant to this paragraph to avoid interfering with the Borrower’s use of the Collateral. The Bank is under no duty to observe the Collateral or to conduct tests, and any such acts by the Bank will be solely for the purposes of protecting the Bank's security and preserving the Bank's rights under this Agreement. No site visit, observation or testing or any report or findings made as a result thereof (“Environmental Report”) (i) will result in a waiver of any default of the Borrower; (ii) impose any liability on the Bank; or (iii) be a representation or warranty of any kind regarding the Collateral (including its condition or value or compliance with any laws) or the Environmental Report (including its accuracy or completeness). In the event the Bank has a duty or obligation under applicable laws, regulations or other requirements to disclose an Environmental Report to the Borrower or any other party, the Borrower authorizes the Bank to make such a disclosure. The Bank may also disclose an Environmental Report to any regulatory authority, and to any other parties as necessary or appropriate in the Bank’s judgment. The Borrower further understands and agrees that any Environmental Report or other information regarding a site visit, observation or testing that is disclosed to the Borrower by the Bank or its agents and representatives is to be evaluated (including any reporting or other disclosure obligations of the Borrower) by the Borrower without advice or assistance from the Bank.

8.5
Definition of Hazardous Substances.

"Hazardous substance" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant," or "contaminant" or a similar designation or regulation under any current or future federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas.

8.6
Continuing Obligation.

The Borrower's obligations to the Bank under this Article, except the obligation to give notices to the Bank, shall survive termination of this Agreement and repayment of the Borrower's obligations to the Bank under this Agreement.

9.
default and remedies

If any of the following events of default occurs, the Bank may do one or more of the following without prior notice except as required by law or expressly agreed in writing by Bank: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately. If an event which, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement. In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an event of default occurs under the paragraph entitled “Bankruptcy/Receivers,” below with respect to any Obligor, then the entire debt outstanding under this Agreement will automatically be due immediately.

9.1
Failure to Pay.

The Borrower fails to make a payment under this Agreement when due.

9.2
Other Bank Agreements.

(a) (i) Any default occurs under any other document executed or delivered in connection with this Agreement, including without limitation, any note, guaranty, subordination agreement, mortgage or other collateral agreement, (ii) any Obligor purports to revoke or disavow any guaranty or collateral agreement provided in connection with this Agreement; (iii) any representation or warranty made by any Obligor is false when made or deemed to be made; or (iv) any default occurs under any other agreement the Borrower (or any Obligor) or any of the Borrower's related entities or affiliates has with the Bank or any affiliate of the Bank.

9.3
Cross-default.

Any default occurs under any agreement in connection with any credit any Obligor or any of the Borrower's related entities or affiliates has obtained from anyone else or which any Obligor or any of the Borrower's related entities or affiliates has guaranteed.

9.4
False Information.

The Borrower or any other Obligor has given the Bank false or misleading information or representations.

9.5
Bankruptcy/Receivers.

Any Obligor or any general partner of any Obligor files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties, or any Obligor, or any general partner of any Obligor makes a general assignment for the benefit of creditors; or a receiver or similar official is appointed for a substantial portion of any Obligor's business; or the business is terminated, or such Obligor is liquidated or dissolved.

9.6
Lien Priority.

The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement (or any guaranty).

9.7
Judgments.

Any judgments or arbitration awards are entered against any Obligor in an aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000.00) or more.

9.8
Death.

If any Obligor is a natural person, such Obligor dies or becomes legally incompetent; if any Obligor is a trust, a trustor dies or becomes legally incompetent; if any Obligor is a partnership, any general partner dies or becomes legally incompetent.

9.9
Material Adverse Change.

A material adverse change occurs, or is reasonably likely to occur, in any Obligor's business condition (financial or otherwise), operations or properties, or ability to repay its obligations as contemplated hereunder or under any document executed in connection with this Agreement.

9.10
Government Action.

Any government authority takes action that the Bank believes materially adversely affects any Obligor's financial condition or ability to repay.

9.11
ERISA Plans.

A reportable event occurs under Section 4043(c) of ERISA, or any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan under Section 4041 or 4042 of ERISA occurs; provided such event or events could reasonably be expected, in the judgment of the Bank, to have a material adverse effect.

9.12
Covenants.

Any default in the performance of or compliance with any obligation, agreement or other provision contained in this Agreement (other than those specifically described as an event of default in this Article).

9.13
Forfeiture.

A judicial or nonjudicial forfeiture or seizure proceeding is commenced by a government authority and remains pending with respect to any property of Borrower or any part thereof, on the grounds that the property or any part thereof had been used to commit or facilitate the commission of a criminal offense by any person, including any tenant, pursuant to any law, including under the Controlled Substances Act or the Civil Asset Forfeiture Reform Act, regardless of whether or not the property shall become subject to forfeiture or seizure in connection therewith.

10.
enforcing this agreement; miscellaneous
10.1
GAAP.

Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein, and either the Borrower or the Bank shall so request, the Borrower and the Bank shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, ( SEQ level3\r1\*roman \* MERGEFORMAT i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and ( SEQ level3\*roman \* MERGEFORMAT ii) the Borrower shall provide to the Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

10.2
Governing Law.

Except to the extent that any law of the United States may apply, this Agreement shall be governed and interpreted according to the laws of South Carolina (the “Governing Law State”), without regard to any choice of law, rules or principles to the contrary. Nothing in this paragraph shall be construed to limit or otherwise affect any rights or remedies of the Bank under federal law.

10.3
Venue and Jurisdiction.

The Borrower agrees that any action or suit against the Bank arising out of or relating to this Agreement shall be filed in federal court or state court located in the Governing Law State. The Borrower agrees that the Bank shall not be deemed to have waived its rights to enforce this section by filing an action or suit against the Borrower or any Obligor in a venue outside of the Governing Law State. If the Bank does commence an action or suit arising out of or relating to this Agreement, the Borrower agrees that the case may be filed in federal court or state court in the Governing Law State. The Bank reserves the right to commence an action or suit in any other jurisdiction where any Borrower, any other Obligor, or any Collateral has any presence or is located. The Borrower consents to personal jurisdiction and venue in such forum selected by the Bank and waives any right to contest jurisdiction and venue and the convenience of any such forum. The provisions of this section are material inducements to the Bank’s acceptance of this Agreement.

10.4
Successors and Assigns.

This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan and the related loan documents, and may exchange information about the Borrower and any other Obligor (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

10.5
Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER DOCUMENTS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION AND (c) CERTIFIES THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE.

10.6
Waiver of Class Actions.

The terms “Claim” or “Claims” refer to any disputes, controversies, claims, counterclaims, allegations of liability, theories of damage, or defenses between Bank of America, N.A., its subsidiaries and affiliates, on the one hand, and the other parties to this Agreement, on the other hand (all of the foregoing each being referred to as a “Party” and collectively as the “Parties”). Whether in state court, federal court, or any other venue, jurisdiction, or before any tribunal, the Parties agree that all aspects of litigation and trial of any Claim will take place without resort to any form of class or representative action. Thus the Parties may only bring Claims against each other in an individual capacity and waive any right they may have to do so as a class representative or a class member in a class or representative action. THIS CLASS ACTION WAIVER PRECLUDES ANY PARTY FROM PARTICIPATING IN OR BEING REPRESENTED IN ANY CLASS OR REPRESENTATIVE ACTION REGARDING A CLAIM.

10.7
Severability; Waivers.

If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

10.8
Expenses.

(a) The Borrower shall pay to the Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees, expended or incurred by the Bank in connection with (i) the negotiation and preparation of this Agreement and any related agreements, the Bank's continued administration of this Agreement and such related agreements, and the preparation of any amendments and waivers related to this Agreement or such related agreements, (ii) filing, recording and search fees, appraisal fees, field examination fees, title report fees, and documentation fees with respect to any collateral and books and records of the Borrower or any other Obligor (iii) the Bank's costs or losses arising from any changes in law which are allocated to this Agreement or any credit outstanding under this Agreement, and (iv) costs or expenses required to be paid by the Borrower or any other Obligor that are paid, incurred or advanced by the Bank.

(b) The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (i) this Agreement or any document required hereunder, (ii) any credit extended or committed by the Bank to the Borrower hereunder, (iii) any claim, whether well-founded or otherwise, that there has been a failure to comply with any law regulating the Borrower's sales or leases to or performance of services for debtors obligated upon the Borrower's accounts receivable and disclosures in connection therewith, and (iv) any litigation or proceeding related to or arising out of this Agreement, any such document, any such credit, or any such claim, including, without limitation, any act resulting from (A) the Bank complying with instructions the Bank reasonably believes are made by any Authorized Individual and (B) the Bank’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record, that the Bank reasonably believes is made by any Authorized Individual. This paragraph will survive this Agreement's termination, and will benefit the Bank and its officers, employees, and agents.

(c) The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with (a) the enforcement or preservation of the Bank's rights and remedies and/or the collection of any obligations of the Borrower which become due to the Bank and in connection with any "workout" or restructuring, and (b) the prosecution or defense of any action in any way related to this Agreement, the credit provided hereunder or any related agreements, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by the Bank or any other person) relating to the Borrower or any other person or entity.

10.9
Set-Off.

Upon and after the occurrence of an event of default under this Agreement, (a) the Borrower hereby authorizes the Bank at any time without notice and whether or not the Bank shall have declared any amount owing by the Borrower to be due and payable, to set off against, and to apply to the payment of, the Borrower’s indebtedness and obligations to the Bank under this Agreement and all related agreements, whether matured or unmatured, fixed or contingent, liquidated or unliquidated, any and all amounts owing by the Bank to the Borrower, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced, and (b) pending any such action, to hold such amounts as collateral to secure such indebtedness and obligations of the Borrower to the Bank and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as the Bank, in its sole discretion, may elect.

The Borrower hereby grants to the Bank a security interest in all deposits and accounts maintained with the Bank to secure the payment of all such indebtedness and obligations of the Borrower to the Bank.

10.10
One Agreement.

This Agreement and any related security or other agreements required by this Agreement constitute the entire agreement between the Borrower and the Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

10.11
Notices.

Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax number(s) listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing (any such notice a “Written Notice”). Written Notices shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered. In lieu of a Written Notice, notices and/or communications from the Bank to the Borrower may, to the extent permitted by law, be delivered electronically (i) by transmitting the communication to the electronic address provided by the Borrower or to such other electronic address as the Borrower may specify from time to time in writing, or (ii) by posting the communication on a website and sending the Borrower a notice to the Borrower’s postal address or electronic address telling the Borrower that the communication has been posted, its location, and providing instructions on how to view it (any such notice, an “Electronic Notice”). Electronic Notices shall be effective when the communication, or a notice advising of its posting to a website, is sent to the Borrower’s electronic address.

10.12
Headings.

Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

10.13
Borrower/Obligor Information; Reporting to Credit Bureaus.

The Borrower authorizes the Bank at any time to verify or check any information given by the Borrower to the Bank, check the Borrower’s credit references, verify employment, and obtain credit reports and other credit bureau information from time to time in connection with the administration, servicing and collection of the loans under this Agreement. The Borrower agrees that the Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to the Borrower and all other Obligors as is consistent with the Bank's policies and practices from time to time in effect.

10.14
Amendments.

This Agreement may only be amended by a writing signed by the parties hereto; which, to the extent expressly agreed to by the Bank in its discretion, may include being amended by an Electronic Record signed by the parties hereto using Electronic Signatures pursuant to the terms of this Agreement.

10.15
Electronic Records and Signatures.

This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”), including Communications required to be in writing, may, if agreed by the Bank, be in the form of an Electronic Record and may be executed using Electronic Signatures, including, without limitation, facsimile and/or .pdf. The Borrower agrees that any Electronic Signature (including, without limitation, facsimile or .pdf) on or associated with any Communication shall be valid and binding on the Borrower to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered to the Bank. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Bank of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Bank may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the Bank’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Bank is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Bank pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Bank has agreed to accept such Electronic Signature, the Bank shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Obligor without further verification and (b) upon the request of the Bank any Electronic Signature shall be promptly followed by a manually executed, original counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

10.16
Disposition of Schedules and Reports.

The Bank will not be obligated to return any schedules, invoices, statements, budgets, forecasts, reports or other papers delivered by the Borrower. The Bank will destroy or otherwise dispose of such materials at such time as the Bank, in its discretion, deems appropriate.

10.17
Returned Merchandise.

Until the Bank exercises its rights to collect the accounts receivable as provided under any security agreement required under this Agreement, the Borrower may continue its present policies for returned merchandise and adjustments. Credit adjustments with respect to returned merchandise shall be made immediately upon receipt of the merchandise by the Borrower or upon such other disposition of the merchandise by the debtor in accordance with the Borrower's instructions.

10.18
Verification of Receivables.

The Bank may at any time, either orally or in writing, request confirmation from any debtor of the current amount and status of the accounts receivable upon which such debtor is obligated.

10.19
Waiver of Confidentiality.

The Borrower authorizes the Bank to discuss the Borrower's financial affairs and business operations with any accountants, auditors, business consultants, or other professional advisors employed by the Borrower, and authorizes such parties to disclose to the Bank such financial and business information or reports (including management letters) concerning the Borrower as the Bank may request.

[Remainder of Page Intentionally Left Blank]

Signature Page

The Borrower executed this Agreement as of the date stated at the top of the first page, intending to create an instrument executed under seal.

Bank:

Bank of America, N.A.

By: /s/ Robert D. Davis, III

Robert D. Davis, III, Vice President

Borrower:

Thorne HealthTech, Inc.,

a Delaware corporation

By: /s/ Scott S. Wheeler (Seal)

Scott S. Wheeler

Chief Financial Officer

Prepared by: Moore & Van Allen PLLC

Address where notices to

the Bank are to be sent:

Bank of America

NC1-001-05-13

One Independence Center

101 North Tryon Street

Charlotte, NC 28255-0001

Address where notices to

the Borrower are to be sent:

Thorne HealthTech, Inc.

620 Omni Industrial Blvd.

Summerville, SC 02986

[Loan Agreement Signature Page]

USA Patriot Act Notice; Affiliate Sharing Notice; Affiliate Marketing Notice.

Federal law requires Bank of America, N.A. (the “Bank”) to provide the following three notices. The notices are not part of the foregoing agreement or instrument and may not be altered. Please read the notices carefully.

USA PATRIOT ACT NOTICE

Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.

schedule a FEES

(a) Facility No. 1 Loan Fee.

The Borrower agrees to pay a loan fee for Facility No. 1 in the amount of $15,000.00. This fee is due on the date of this Agreement.

(b) Late Fee.

To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the default.

(c) Returned Payment Fee.

The Bank, in its discretion, may collect from the Borrower a returned payment fee each time a payment is returned or if there are insufficient funds in the designated account when a payment is attempted through automatic payment.

(d) Letter of Credit Fees.

Unless otherwise agreed in writing, the Borrower agrees to pay to the Bank, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Bank relating to Letters of Credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(e) Unused Commitment Fee.

The Borrower agrees to pay a fee on any difference between the Facility No. 1 Commitment and the amount of credit it actually uses, determined by the daily amount of credit outstanding during the specified period. The fee will be calculated at 0.2% per year. This fee is due on April 1, 2022, and on the same day of each following quarter until the expiration of the availability period.